Exhibit 5.2

March 26, 2024

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Quipt Home Medical Corp. Amendment No. 1 to Registration Statement on Form F-10

We hereby consent to the reference to our firm’s name in Amendment No. 1 (the “Amendment”) to the registration statement on Form F-10 (the “Registration Statement”) filed by Quipt Home Medical Corp. (the “Company”) on March 26, 2024, as such may thereafter be amended or supplemented, and the related amended and restated preliminary short form base shelf prospectus (the “Amended Prospectus”) of the Company dated March 25, 2024 and included therein, under the headings “Legal Matters” and “Documents Filed As Part Of The Registration Statement” as contained in the Amended Prospectus included in the Registration Statement.

In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ DLA Piper (Canada) LLP
DLA Piper (Canada) LLP